Exhibit 99.1

     Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748
                              www.mediageneral.com

                                                        FOR IMMEDIATE RELEASE
                                                        THURSDAY, APRIL 19, 2007

                MEDIA GENERAL REPORTS FIRST-QUARTER 2007 RESULTS

RICHMOND, Va. - Media General, Inc. (NYSE: MEG) today reported a net loss for the first quarter of 2007 of $6.5 million, or 27 cents per share, compared to net income of $6.7 million, or 28 cents per diluted share in the 2006 first quarter. The 2007 results include pretax charges of approximately $1 million for severance costs related to staff reductions at the company's Tampa publishing operations. The 2007 results also include four NBC stations acquired June 26, 2006.

"Media General's first-quarter results primarily reflected lower operating profits for the Publishing and Broadcast divisions," said Marshall N. Morton, president and chief executive officer. "Results were also affected by higher interest expense and a loss from our interest in SP Newsprint.

"Divisional profits were hampered by revenue weakness in virtually all categories and across all markets. Tampa, Florida, our largest market, was especially hard hit by a downturn in the state's economy. In the Publishing Division, a steep decline in Classified advertising revenues and a decrease in National advertising more than offset a small increase in Retail advertising and good expense management. In the Broadcast Division, continued soft Local and National transactional sales reflected lower spending by automotive advertisers. In addition, Broadcast's 2006 results included revenues from the Winter Olympics that were not present this year.

"We are disappointed that 2007 has started out much weaker than anticipated. The slowing pace of economic growth in the U.S. has affected all of our operations because of its impact on advertiser spending. Growth of the Internet, too, is having an effect, however, and we are aggressively creating a dynamic online presence in all markets. Our Interactive Media Division is enjoying strong growth. In the first quarter, the division generated a record $8 million of revenues and improved its operating performance by 34 percent, compared with last year. Page views and visitor sessions increased 25 percent and 34 percent, respectively," said Mr. Morton.

"As previously announced, in Tampa, we have implemented an aggressive plan to align expenses with the revenue environment there. Cost reductions at our Florida publishing operations will be achieved by consolidating certain functions and outsourcing others. There will be a reduction of approximately 115 positions, resulting from cost reductions announced April 10, the consolidation of certain printing operations in February, and from not filling open positions. In addition, the paper is reducing the page width by one-half inch this summer, which will reduce newsprint expense, and is tightening discretionary spending," Mr. Morton said.

"The Tampa Tribune also plans to provide more focused products to better serve changing reader and advertiser needs. The newspaper will consolidate and realign some of the content in the daily product. It also will transition its geographically-zoned sections into its associated community newspapers and launch a number of community Web sites as extensions of TBO.com.

"Also, as previously announced, our new NBC stations experienced a weak quarter. The performance of the Raleigh and Birmingham stations was not far from our expectations, while the Columbus, Ohio, and Providence, Rhode Island, stations fell well short. At the Columbus and Providence stations, we are further accelerating the integration of sales training and tools that have enabled Media General stations to consistently perform above the industry averages for time sales, with a particular focus on generating local times sales growth. We have also completed plans to essentially re-launch the Birmingham station and to transition to a more dynamic, Web-integrated station in Raleigh," said Mr. Morton.

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

     Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748
                              www.mediageneral.com

In the first quarter of 2007, total company revenues of $230.4 million increased
5.9 percent, including the new NBC stations. Excluding the new stations, total revenues decreased 3.2 percent.

PUBLISHING DIVISION

Publishing Division profit in the quarter declined by 31.3 percent. Total Publishing revenues decreased 5.7 percent, and newspaper advertising revenues were down 6.6 percent from 2006. Expenses, excluding the Tampa severance costs, decreased approximately 1 percent from the prior year.

Retail revenues increased $880,000, or 1.6 percent, mostly reflecting new product introductions and higher preprint revenues, some of which were related to the Easter holiday. The Tampa Tribune and its associated daily newspapers generated a 4.6 percent increase in Retail revenues, which reflected increased revenues from a Spanish-language weekly newspaper, a new health publication, and higher spending in the department store, electronics, office supply and financial categories. At the Winston-Salem Journal, Retail revenues rose 3.6 percent and included increases in the sporting goods, medical and the furniture categories. Retail revenues at the Richmond Times-Dispatch declined 3.3 percent, reflecting lower spending in the department store, medical and grocery store categories. Retail revenues for the Community Newspaper group increased nominally.

Classified advertising revenues decreased $7.9 million, or 13.8 percent. The Richmond Times-Dispatch generated a 2.8 percent increase in revenues, reflecting higher average rates and real estate linage, while The Tampa Tribune and Winston-Salem Journal reported decreases of 31.2 percent and 6.6 percent, respectively. In the aggregate, the Community Newspapers group reported a decrease of 3.2 percent in Classified revenues.

Help-wanted linage for the company's three metro newspapers declined 17.7 percent, including decreases of 31.7 percent, 11.8 percent and 6.8 percent at The Tampa Tribune, Richmond Times-Dispatch and Winston-Salem Journal, respectively.

Automotive linage was down 27.8 percent for the three metros, including decreases of 26.1 percent, 26.9 percent and 32.6 percent, at The Tampa Tribune, Richmond Times-Dispatch and Winston-Salem Journal, respectively.

Real estate linage at the three metros decreased 20.9 percent, compared to a very strong real estate market last year, especially in Tampa. The Richmond Times-Dispatch generated an increase of 15.8 percent, reflecting strong advertising from real estate developers and longer average periods that houses are remaining on the market. The Tampa Tribune and Winston-Salem Journal saw declines of 44.1 percent and 2.7 percent, respectively, from the prior year.

National advertising revenues decreased $760,000, or 7 percent. The Richmond Times-Dispatch was even with last year, as increases in automotive and preprint advertising were offset by a decline in the telecommunications category. National advertising revenues decreased 16.2 percent at The Tampa Tribune and its associated daily newspapers, and reflected lower spending in the automotive, travel and medical advertising categories. The Winston-Salem Journal reported a 9 percent decrease in National revenues, primarily reflecting lower telecommunications advertising.

While Circulation revenues for the first quarter decreased $850,000, or 4 percent, approximately 80 percent of the decline was the result of a change in wholesale rates to carriers at several newspapers, for which there is a corresponding expense reduction. Excluding the elimination of the subsidies, circulation revenues would have decreased less than one percent. Eight Media General newspapers increased their net-paid Daily Circulation for the first quarter, and seven did so for Sunday, including the Winston-Salem Journal in both cases.

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

     Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748
                              www.mediageneral.com

Total Publishing Division expenses were even with last year. The primary drivers of this performance were a reduction in headcount and a 12 percent decline in newsprint expense, mostly the result of lower consumption, which decreased 10.7 percent. The average price per ton of $576 was down $6 from last year.

BROADCAST DIVISION

Broadcast Division profit for the quarter declined $4 million, or 33.2 percent, including the new NBC stations. Excluding these stations, segment profit decreased 22.3 percent. Total Broadcast revenues grew 30.5 percent, to $84.3 million, including the new stations. Same-station total revenues decreased by a small amount.

Gross time sales increased $23.2 million, or 35.4 percent, including the new stations, and same-station time sales increased 1 percent. These results were achieved despite the absence of Winter Olympics advertising that was present a year ago. Increased revenues from the Super Bowl, which aired on our nine CBS stations, contributed to the gross time sales growth.

Local time sales increased $12.6 million, or 29.7 percent, including the new stations. Same-station Local time sales decreased nominally. Higher spending in the services, entertainment and fast food categories was offset by lower automotive advertising.

National time sales increased $10.3 million, or 45.4 percent. Same-station National time sales rose 3.1 percent. Categories showing increases for the quarter included telecommunications, department stores and financial, while automotive, services and fast food declined.

Total Political revenues of $410,000 compared with $180,000 in the 2006 quarter, and reflected early Presidential image spending in Florida, South Carolina and Georgia, together with advertising from gubernatorial candidates in Kentucky, Louisiana and Mississippi.

Same-station Broadcast expenses increased 5 percent, reflecting higher costs for salaries, benefits, programming and depreciation.

INTERACTIVE MEDIA DIVISION

Interactive Media Division revenues of $8 million increased 30 percent over the 2006 quarter, including Web sites associated with the new NBC stations. Local online revenues increased 66 percent as the result of growth in banners and sponsorships and increased direct sales. National/Regional revenues rose 52 percent, due to increased Regional advertising, particularly in Central Virginia. Classified advertising was down 3 percent for the 2007 quarter, mostly reflecting lower help-wanted advertising, partially offset by initial revenues from the Yahoo!HotJobs initiative. Revenues from Blockdot's advergaming business nearly tripled and the business was profitable for the first time. The total division's quarterly loss of $603,000 was a 34 percent improvement over the 2006 period.

OTHER RESULTS

Interest expense increased by $7.4 million in the first quarter as a result of the borrowings for the acquisition of the NBC stations. Equity in net loss of unconsolidated affiliates was $2.3 million, including $1.6 million from the company's interest in SP Newsprint and $733,000 related to Media General's share of results of a limited partnership that focuses on emerging media.

EBITDA (income from continuing operations, interest, taxes, depreciation and amortization) in the first quarter of 2007 was $25.4 million, compared with $36.3 million in the 2006 period. After-Tax Cash Flow was $14.1 million compared to $24.3 million in the prior year. Free Cash Flow for the quarter (After-Tax Cash Flow minus capital expenditures) was a deficit of $5.4 million, compared with a positive $5.6 million in the prior-year period, due to lower operating performance and a similar level of capital spending in both years.

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

     Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748
                              www.mediageneral.com

Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow. The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to evaluate a company's ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

OUTLOOK

In the second quarter of 2007, the Publishing Division expects revenues to be even with last year, with continued weakness in Classified advertising offset by increases in Retail revenues. The Broadcast Division expects gross time sales to increase approximately 40 percent, including the new stations. Same-store gross time sales are expected to increase 1.5 percent. The Interactive Media Division expects revenue growth of approximately 40 percent. The company's share of SP Newsprint's results is expected to be a loss of approximately $2 million compared to last year's income of $4.6 million.

CONFERENCE CALL AND WEBCAST

The company will hold a conference call with financial analysts today at 10 a.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast. To dial in to the call, listeners may call 1-800-561-2718 about 10 minutes prior to the 10 a.m. start. Listeners may also access the live Webcast by logging on to www.mediageneral.com and clicking on the "Live Earnings Conference" link on the homepage about 10 minutes in advance. A replay of the Webcast will be available online at www.mediageneral.com beginning at 1 p.m. today. A telephone replay is also available, beginning at 1 p.m. and ending at 12 p.m. April 26, by dialing 1-888-286-8010 or 617-801-6888, and using the passcode 16542878.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company's publicly available reports filed with the Securities and Exchange Commission. Media General's future performance could differ materially from its current expectations.

ABOUT MEDIA GENERAL

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company's publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company's broadcasting assets include 23 network-affiliated television stations that reach more than 32 percent of the television households in the Southeast and nearly
9.5 percent of those in the United States. The company's interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.

INVESTOR CONTACT:                       MEDIA CONTACT:
Lou Anne Nabhan                         Ray Kozakewicz
(804) 649-6103                          (804) 649-6748

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

     Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748
                              www.mediageneral.com

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                THIRTEEN WEEKS ENDING
                                                               ------------------------
                                                                APRIL 1,     MARCH 26,
(Unaudited, in thousands except per share amounts)                2007          2006
------------------------------------------------------------   ----------    ----------
Revenues                                                       $  230,354    $  217,443

Operating costs:
     Production                                                   109,704        96,119
     Selling, general and administrative                           93,339        85,648
     Depreciation and amortization                                 20,623        17,007
                                                               ----------    ----------
        Total operating costs                                     223,666       198,774
                                                               ----------    ----------
Operating income                                                    6,688        18,669
                                                               ----------    ----------
Other income (expense):
     Interest expense                                             (14,974)       (7,542)
     Investment income (loss) - unconsolidated affiliates          (2,301)          331
     Other, net                                                       392           303
                                                               ----------    ----------
        Total other expense                                       (16,883)       (6,908)
                                                               ----------    ----------
Income (loss) from continuing operations before income taxes      (10,195)       11,761

Income taxes                                                       (3,691)        4,422
                                                               ----------    ----------
Income (loss) from continuing operations                           (6,504)        7,339
Loss from discontinued operations (net of tax)                        ---          (672)
                                                               ----------    ----------
Net income (loss)                                              $   (6,504)   $    6,667
                                                               ==========    ==========

Net income (loss) per common share:
     Income (loss) from continuing operations                  $    (0.27)   $     0.31
     Discontinued operations                                          ---         (0.03)
                                                               ----------    ----------
Net income (loss)                                              $    (0.27)   $     0.28
                                                               ==========    ==========

Net income (loss) per common share - assuming dilution:
     Income (loss) from continuing operations                  $    (0.27)   $     0.31
     Discontinued operations                                          ---         (0.03)
                                                               ----------    ----------
Net income (loss)                                              $    (0.27)   $     0.28
                                                               ==========    ==========

Weighted-average common shares outstanding:
     Basic                                                         23,655        23,588
     Diluted                                                       23,655        23,811
                                                               ----------    ----------

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

     Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748
                              www.mediageneral.com

Media General, Inc.
BUSINESS SEGMENTS

                                                                                      INTERACTIVE
(Unaudited, in thousands)                                PUBLISHING     BROADCAST        MEDIA       ELIMINATIONS      TOTAL
-----------------------------------------------------   ------------   ------------   ------------   ------------   ------------
QUARTER ENDED APRIL 1, 2007
Consolidated revenues                                   $    139,742   $     84,285   $      8,007   $     (1,680)  $    230,354
                                                        ============   ============   ============   ============   ============
Segment operating cash flow                             $     25,305   $     15,625   $       (158)                 $     40,772
Allocated amounts:
    Depreciation and amortization                             (6,451)        (7,549)          (445)                      (14,445)
                                                        ------------   ------------   ------------                  ------------
       Segment profit (loss)                            $     18,854   $      8,076   $       (603)                       26,327
                                                        ============   ============   ============

Unallocated amounts:
    Interest expense                                                                                                     (14,974)
    Equity in net loss of unconsolidated affiliates                                                                       (2,301)
    Acquisition intangibles amortization                                                                                  (4,883)
    Corporate expense                                                                                                    (10,255)
    Other                                                                                                                 (4,109)
                                                                                                                    ------------
       Consolidated loss before income taxes                                                                        $    (10,195)
                                                                                                                    ============

QUARTER ENDED MARCH 26, 2006
Consolidated revenues                                   $    148,163   $     64,586   $      6,176   $     (1,482)  $    217,443
                                                        ============   ============   ============   ============   ============
Segment operating cash flow                             $     33,702   $     17,002   $       (549)                 $     50,155
Allocated amounts:
    Depreciation and amortization                             (6,255)        (4,910)          (363)                      (11,528)
                                                        ------------   ------------   ------------                  ------------
       Segment profit (loss)                            $     27,447   $     12,092   $       (912)                       38,627
                                                        ============   ============   ============

Unallocated amounts:
    Interest expense                                                                                                      (7,542)
    Equity in net income of unconsolidated affiliates                                                                        331
    Acquisition intangibles amortization                                                                                  (4,164)
    Corporate expense                                                                                                    (10,683)
    Other                                                                                                                 (4,808)
                                                                                                                    ------------
       Consolidated income from continuing operations
        before income taxes                                                                                         $     11,761
                                                                                                                    ============

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

     Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748
                              www.mediageneral.com

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

                                                              APRIL 1,     DECEMBER 31,
(Unaudited, in thousands)                                       2007           2006
---------------------------------------------------------   ------------   ------------
ASSETS

Current assets:
     Cash and cash equivalents                              $     14,867   $     11,930
     Accounts receivable-net                                     127,004        139,538
     Inventories                                                   9,294          9,650
     Other                                                        47,175         41,630
                                                            ------------   ------------
        Total current assets                                     198,340        202,748
                                                            ------------   ------------

Investments in unconsolidated affiliates                          82,553         84,854

Other assets                                                      69,541         71,117

Property, plant and equipment - net                              494,768        490,049

Excess of cost over fair value of net identifiable assets
 of acquired businesses - net                                    936,523        935,023

FCC licenses and other intangibles - net                         716,963        721,437
                                                            ------------   ------------
Total assets                                                $  2,498,688   $  2,505,228
                                                            ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                       $     26,188   $     34,292
     Accrued expenses and other liabilities                       88,449         92,712
     Income taxes payable                                              -          4,516
                                                            ------------   ------------
        Total current liabilities                                114,637        131,520
                                                            ------------   ------------

Long-term debt                                                   929,000        916,320

Deferred income taxes                                            277,278        281,670

Other liabilities and deferred credits                           255,980        238,358

Stockholders' equity (1)                                         921,793        937,360
                                                            ------------   ------------
Total liabilities and stockholders' equity                  $  2,498,688   $  2,505,228
                                                            ============   ============

(1) Includes a $4.9 million direct charge related to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109.

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

     Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748
                              www.mediageneral.com

Media General, Inc.
EBITDA, AFTER-TAX CASH FLOW, AND FREE CASH FLOW

                                                THIRTEEN WEEKS ENDING
                                             ---------------------------
                                               APRIL 1,      MARCH 26,
(Unaudited, in thousands)                        2007           2006
----------------------------------------     ------------   ------------
Income (loss) from continuing operations     $     (6,504)  $      7,339
Interest                                           14,974          7,542
Taxes                                              (3,691)         4,422
Depreciation and amortization                      20,623         17,007
                                             ------------   ------------
EBITDA from continuing operations            $     25,402   $     36,310
                                             ============   ============

Income (loss) from continuing operations     $     (6,504)  $      7,339
Depreciation and amortization                      20,623         17,007
                                             ------------   ------------
After-tax cash flow                          $     14,119   $     24,346
                                             ============   ============

After-tax cash flow                          $     14,119   $     24,346
Capital expenditures                               19,491         18,727
                                             ------------   ------------
Free cash flow                               $     (5,372)  $      5,619
                                             ============   ============

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